EXHIBIT 99.1

SOUTHWEST CASINO CORPORATION ELECTS INDEPENDENT BOARD MEMBERS

MINNEAPOLIS, MN – December 7, 2005 – Southwest Casino Corporation (OTCBB: SWCC) today announced the appointment of four new independent members to its Board of Directors.  The appointment of these independent board members, along with the resignation from the board of two corporate officers, creates a five-member board of directors with four independent directors.  All board members will be eligible for election at Southwest’s 2006 annual meeting of shareholders.

David H. Abramson joins the Southwest Board of Directors and will chair its Audit Committee.  Mr. Abramson is the Chairman and CEO of David Abramson & Associates, LLC, a retained executive search and leadership development firm he founded in 2002.  Immediately prior, he was a Senior Vice President of AXA Financial/Equitable Life Insurance and the Chairman and CEO of Grant Thornton Advisors.  Before this, Mr. Abramson had an extensive career at Grant Thornton during which he was a member of the National Leadership and Management Team and the managing partner of the Minneapolis office.  Among many board memberships, Mr. Abramson has been the Chairman of Board of Directors of the Minneapolis Chamber of Commerce, President and Board member of the Minnesota Society of Certified Public Accountants, Chairman and board member of the Minnesota Cooperation Office for Job Creation, and a member of the Governing Council of the American Institute of CPAs.  Mr. Abramson holds a B.S. in Accounting from the Carlson School of Management and an MBA from the University of Michigan.

Gus A. Chafoulias is Chairman of the Board of Chafoulias Management Company.  Mr. Chafoulias has developed more than 3 million square feet of apartments and commercial space during more than 40 years in the development business.  One of Mr. Chafoulias’ liquor stores has been voted as the top ten liquor retailer in the United States.  Mr. Chafoulias is also a United Way Alexis de Tocqueville Society member, Leadership 100 board member, and Blue Cross Blue Shield Champions of Health award winner.  He has served on numerous boards of directors including the Rochester (MN) Chamber of Commerce, Diversity Council, U.S. Bank, Medvision, and Comfortex, Inc.  In addition to Southwest, Mr. Chafoulias currently serves on the boards of Jaguar Communications and Festival Airlines.

Jim Holmes is a 1965 graduate of West Point’s U.S. Military Academy and has a master’s degree in law enforcement administration from Central Missouri State University.  Mr. Holmes has significant experience on both the regulatory and business sides of the gaming industry.  He spent 15 years with the FBI in Missouri as both a Special Agent and Supervisor.  In 1985, Mr. Holmes was appointed by then Governor Ashcroft as the first Executive Director of the Missouri Lottery.  Subsequently, since 1987, he has acted as a national and international gaming consultant for lottery operations, bingo projects, casinos and Indian gaming, specializing in start-up operations and risk analysis.  During this time, he also worked with gaming machine manufacturers including Multimedia Games, Sierra Design Group, Diamond Games and Cadillac Jack.

Gregg P. Schatzman is the Managing Director of Schatzman & Associates, LLC, which provides consulting services to gaming companies and law firms regarding casino operations and regulatory issues.  Mr. Schatzman has in-depth experience as both a regulator and an operator in the gaming industry.  Mr. Schatzman spent 10 years as a gaming regulator with the Nevada Gaming Control Board, rising from Financial Investigator to Chief of Investigations.  As Chief of Investigations, Mr. Schatzman supervised the work of the 80 agents in the Investigations and Corporate Securities Divisions of the Gaming Control Board.  Mr. Schatzman then spent 13 years in casino operations in positions with Trump, Ameristar Casinos and Primadonna Resorts.  His positions included Chief Operating Officer, Vice President and General Manager, and Vice President of Business Analysis.

James B. Druck, Southwest’s CEO, said “we are excited to have these talented individuals join our board of directors.  They bring a broad range of skills — from financial and accounting expertise, to real estate development experience, to significant gaming regulation and operations work — from which all aspects of our business can benefit.  In addition, creation of this independent board is an important step in advancing our shareholders’ interests by aligning Southwest’s corporate governance with best corporate practices and national stock exchange guidelines.”  Mr. Druck will continue to serve on the Board of Directors.  Mr. Druck also serves on the boards of several subsidiary companies.

In connection with Southwest’s move to management by an independent Board of Directors, Jeffrey S. Halpern, Chairman of the Board of Directors and former CEO of Southwest, and Thomas E. Fox, President and Chief Financial Officer, resigned from the Board.  Mr. Fox continues as President and CFO and Mr. Halpern will serve as Southwest’s Vice President of Government Affairs and corporate secretary.  Mr. Fox and Mr. Halpern also continue as directors of several Southwest subsidiaries. Southwest is extremely grateful to Mr. Halpern and Mr. Fox for their invaluable contributions to Southwest’s board since inception, as well as their continued involvement with the Company and its subsidiaries.

About Southwest Casino Corporation

Southwest Casino Corporation develops, owns, operates and manages casinos, gaming facilities and related amenities.  Southwest owns and operates three casinos in Cripple Creek, Colorado and provides management services to the Lucky Star Casinos in Concho and Clinton, Oklahoma under a management agreement with the Cheyenne and Arapaho Tribes of Oklahoma.  Southwest owns a 50 percent membership interest in North Metro Harness Initiative, LLC, which has been granted licenses, which are currently subject to judicial review, to develop and operate a harness racetrack in the Twin Cities metropolitan area of Minnesota.  Southwest’s corporate offices are located at 2001 Killebrew Drive, Suite 350, Minneapolis, Minnesota 55425.

This Press Release does not constitute an offer of to sell or solicitation of an offer to buy any securities.

This Press Release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Statements regarding Southwest Casino Corporation that are not historical in nature are forward-looking statements. These forward-looking statements are based on current expectations and assumptions, and entail various risks and uncertainties that could cause actual results to differ materially from those expressed in the forward-looking statements.  Important factors known to Southwest Casino Corporation that could cause results to differ materially from those expressed in forward-looking statements are described in the Company’s periodic reports filed with the Securities and Exchange Commission, including those factors discussed on pages 26 to 36 of Southwest Casino Corporation’s Form 10-QSB filed November 14, 2005, which discussion is also incorporated by reference.  Southwest Casino Corporation does not undertake to update any forward-looking statements; however, it may choose from time to time to update them and if it should do so, it will disseminate the updates to the investing public.

Contact:	Thomas E. Fox	952-853-9990
President and Chief Financial Officer